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                     December 18, 2023

       Allison Johnson
       Chief Financial Officer
       Mid Penn Bancorp, Inc.
       2407 Park Drive
       Harrisburg, PA 17110

                                                        Re: Mid Penn Bancorp,
Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed March 16,
2023
                                                            File No. 001-13677

       Dear Allison Johnson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance